Exhibit 99.1
                              FOR IMMEDIATE RELEASE

            Balchem Corporation Announces First Quarter 2009 Results
            --------------------------------------------------------

           New Hampton, NY, May 1, 2009 - Balchem Corporation (NASDAQ:
           BCPC) reported as follows (unaudited) for the period ended
                                 March 31, 2009.
                ($000 Omitted Except for Net Earnings per Share)

                      For the Three Months Ended March 31,
                      ------------------------------------

                                                           2009           2008
                                                           ----           ----

 Net sales                                              $   52,986   $   56,861
 Gross profit                                               16,298       13,483
 Operating expenses                                          6,988        6,079
                                                        ----------   ----------
 Earnings from operations                                    9,310        7,404
 Other expense                                                (144)        (213)
                                                        ----------   ----------
 Earnings before income tax expense                          9,166        7,191
 Income tax expense                                          3,068        2,550
                                                        ----------   ----------
 Net earnings                                           $    6,098   $    4,641
                                                        ==========   ==========

 Basic net earnings per common share                    $     0.34   $     0.26
 Diluted net earnings per common share                  $     0.32   $     0.25

Shares used in the calculation of diluted net
earnings per common share                                   19,029       18,853


Record Results for Earnings

          For the first quarter ended March 31, 2009, the company achieved record net earnings of $6.1 million, an increase of $1.5 million, or 31.4%. The $6.1 million generated diluted net earnings per common share of $0.32 versus $0.25 for the prior year comparable period, an increase of 28.0%. Net sales of $53.0 million was a decrease of approximately 6.8% below the $56.9 million result of the prior year comparable quarter, and off a modest 2.0% sequentially from fourth quarter 2008.

         Detailing this first quarter of 2009, the Animal Nutrition and Health segment achieved quarterly sales of $35.9 million, a decrease of $3.2 million, or 8.3%, from the prior year quarter. Sales in this segment were negatively impacted by approximately 4% due to foreign currency fluctuation associated with the Italian operation. Within this segment, the specialty animal nutrition and health products, targeted predominantly for ruminant animals, realized approximately 4.1% growth over the 2008 first quarter results and 10.0 % growth sequentially, with continued strong sales of Reashure(R) and Nitroshure(R), in addition to new sales generated from AminoShure(TM)-L., our rumen protected lysine. These increases were partially offset by slowness in international sales of the chelated mineral products. Sales of feed grade choline and

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Balchem Corporation (NASDAQ:BCPC)                                              2

industrial derivatives declined approximately 10.3% from the prior year quarter principally due to declines in volumes sold into the well-publicized soft poultry industry, including slower international sales largely related to the strengthening of the U.S. dollar in 2009 versus a weakening dollar in 2008. Sales of industrial derivatives (both choline and methylamines) were impacted by softness in the industrial sector, principally caused by the general economic downturn. Through all of these market activities, earnings from operations for the entire ANH segment did increase to $5.0 million as compared to $3.3 million in the prior year comparable quarter, largely due to favorable product mix, strong sales from our Italian operation, and reductions in the cost of certain petro-chemical commodities used to manufacture choline and derivatives.

         Sales of the Food, Pharma and Nutrition segment were $8.3 million, a decrease of 10.6% or $1.0 million from the prior year comparable quarter; however, sales did grow approximately 9.6% on a sequential basis. Quarterly comparative sales results for this segment continue to reflect the roller-coaster effect of pipeline fills, inventory level management, and some effects of the worldwide economic downturn. The domestic food sector was up, as we continued to see growth from the launch of Choline into new food applications, as well as growth in the bakery, tortilla and preservation markets. We also saw strong double digit increases in our VitaShure(R) products for nutritional enhancement. These results were offset by slowness in sales of calcium products sold into the over-the-counter pharmaceutical markets. Earnings from operations for this segment were $1.0 million, as compared to $1.5 million in the prior year comparable quarter, due to the softness in sales volume; however, on a sequential basis, this result reflects a 35.8% increase from the fourth quarter of 2008.

         The ARC Specialty Products segment generated record first quarter sales of $8.8 million, an increase of 4.1% over the comparable prior year quarter. This growth was particularly due to continued strong sales of ethylene oxide for medical device sterilization. Earnings from operations for this segment, at $3.4 million, improved strongly over the prior year quarter, principally from reductions in the cost of certain petro-chemical raw materials.

         Consolidated gross profit for the quarter ended March 31, 2009 was $16.3 million, as compared to $13.5 million for the prior year comparable period. This increase, from 23.7% of sales to 30.8% of sales, was a result of certain segments' product mix, price increases and declines in certain raw material costs. As previously noted, we continue to focus on gross margin improvement, implementing raw material cost driven price increases, production and supply chain improvements, and sales volume generation through new product launches. Operating (Selling, R&D, and Administrative) expenses at $7.0 million, increased $0.9 million over the prior year comparable quarter, as we had some modest expansion of employees, and as we increased some accounts receivable reserves for international accounts.

         Balance sheet ratios and cash flow continue to be strong. Early in 2007, we borrowed $39 million; the proceeds of which were used to fund the Chinook and Akzo acquisitions. At March 31, 2009, our outstanding borrowings were $9.2 million, but zero net of our cash balance of approximately $18.6 million, reflecting accelerated payments of $18.4 million over the scheduled term payments of the loan. We continue to aggressively manage our working capital. Our accounts receivable balance was $25 million at March 31, 2009 and our inventory levels were reduced to $15.3 million, a decrease of 8% from December 31, 2008.

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Balchem Corporation (NASDAQ:BCPC)                                              3

Outlook
         Commenting on 2009, Dino A. Rossi, Chairman, President and CEO of Balchem, said, "This first quarter, while down a consolidated 6.8% in sales, reflects many positives in our business base, which are helping to offset the general global economic pressures. We have continued to focus on driving our cost structure down, not by reducing employee count, but exercising prudent cost control. We are seeing market acceptance of new product launches in both the human and animal sectors, and we continue our technology development in all segments with the target of launching products that will yield cost/value improvements for end markets served. We are staying focused on customer/market needs and global economic drivers. The earnings result of this first quarter is a great start to the year, highlighting the near-term requirement to very aggressively manage our P&L and Balance Sheet to maximize performance, reduce debt and generate cash reserves, to capitalize on other strategic opportunities. Unless there is another significant downturn in the general economies, we expect to see a flat sales result, year over year, but a double digit improvement in earnings for the year."

Quarterly Conference Call
         A quarterly conference call will be held on Friday, May 1, at 2:00 PM Eastern Time (ET) to review first quarter and 2009 results. Dino A. Rossi, President and CEO, and Frank Fitzpatrick, CFO, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Thursday, May 7, 2009. To access the replay of the conference call dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay
ID#321719. Both account and replay ID numbers are required for replay access.

Segment Information
         Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2008. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact: Karin McCaffery, Balchem Corporation
         Telephone: 845-326-5635

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Balchem Corporation (NASDAQ:BCPC)                                              4

Selected Financial Data
($ in 000's)

Business Segment Net Sales:
--------------------------------------------------------------------------------
                                                           Three Months Ended
                                                                March 31,
                                                           2009          2008
--------------------------------------------------------------------------------
ARC Specialty Products                                   $  8,794      $  8,450
Food, Pharma and Nutrition                                  8,304         9,289
Animal Nutrition and Health                                35,888        39,122
--------------------------------------------------------------------------------
Total                                                    $ 52,986      $ 56,861
================================================================================

Business Segment Earnings (Loss):
--------------------------------------------------------------------------------
                                                           Three Months Ended
                                                                March 31,
                                                           2009          2008
--------------------------------------------------------------------------------
ARC Specialty Products                                   $  3,387      $  2,598
Food, Pharma and Nutrition                                    959         1,528
Animal Nutrition and Health                                 4,964         3,278
Interest and other expense                                   (144)         (213)
--------------------------------------------------------------------------------
Total                                                    $  9,166      $  7,191
================================================================================




Selected Balance Sheet Items
                                                      March 31,     December 31,
                                                      ---------     ------------
                                                        2009            2008
                                                        ----            ----
Cash and Cash Equivalents                           $     18,553   $      3,422
Accounts Receivable                                       25,000         30,250
Inventories                                               15,305         16,618
Other Current Assets                                       3,438          4,961
                                                    ------------   ------------
Total Current Assets                                      62,296         55,251

Property, Plant, & Equipment (net)                        41,394         42,513
Other Assets                                              55,751         56,710
                                                    ------------   ------------
Total Assets                                        $    159,441   $    154,474
                                                    ============   ============

Current Liabilities                                 $     23,977   $     25,685
Long-Term Obligations                                     13,057         14,283
                                                    ------------   ------------
Total Liabilities                                         37,034         39,968

Stockholders' Equity                                     122,407        114,506
                                                    ------------   ------------
Total Liabilities and Stockholders' Equity          $    159,441   $    154,474
                                                    ============   ============